Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and
Stockholders of Cleveland BioLabs, Inc. and Subsidiaries:

We consent to the use in this Registration Statement on Form S-8 of Cleveland BioLabs, Inc. and Subsidiaries (the “Company”) of our report dated March 6, 2018, with respect to the consolidated balance sheets of Cleveland BioLabs, Inc. and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, consolidated statement of comprehensive income (loss), consolidated stockholders’ equity (deficit), and consolidated cash flows for each of the years in the two-year period ended December 31, 2017 which appear in the Company's Form 10-K for the year ended December 31, 2017.

/s/ Meaden & Moore, Ltd.

MEADEN & MOORE, LTD.
Independent Registered Public Accounting Firm

Cleveland, Ohio
June 19, 2018